UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 17, 2006
River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)
Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)
(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 17, 2006, River Valley Bancorp issued a press release reporting its results of operations and financial condition for the third quarter ended September 30, 2006.

A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits
99.1	Press Release, dated October 17, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 19, 2006	RIVER VALLEY BANCORP

	By:	/s/ Larry C. Fouse
Larry C. Fouse
Vice President of Finance

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release, dated October 17, 2006

EXHIBIT 99.1

River Valley Bancorp
Announces Earnings for
the Quarter Ended September 30, 2006

For Immediate Release
Tuesday, October 17, 2006

Madison, Indiana - October 17, 2006- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2006. Net income for the quarter was $472,880, or $0.29 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2005 was $576,227, or $0.36 per basic share. The decrease in earnings from period to period is due primarily to higher interest expense and marginally higher operating expenses associated with the organization’s growth.

Return on average assets for the quarter ended September 30, 2006 was 0.57% and the return on average equity was 8.00% for the quarter. For the third quarter of 2005, those corresponding returns were 0.75% and 10.06% respectively.

Net income for the nine month period ended September 30, 2006 was $1,378,969, or $0.86 basic share. For the nine month period ended September 30, 2005 net income was $1,721,456, or $1.09 per basic share.

Assets totaled $333.5 million as of September 30, 2006, an increase of approximately $19.0 million, from the $314.5 million reported as of September 30, 2005. Net loans, including loans held for sale, were $238.2 million as of September 30, 2006, an increase of $5.8 million from September 30, 2005. Deposits totaled $216.8 million as of September 30, 2006, an increase of $27.5 million from the $189.3 million reported September 30, 2005. Deposits have increased by $10.1 million year to date 2006 from the $206.7 million reported as of December 31, 2005.

Stockholders’ equity as of September 30, 2005 was $23.8 million, or 7.12 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $14.69 as of September 30, 2006.

“As we have stated previously, the flat yield curve has been brutal on community based financial institutions, and it continues to be relentless. Upward movement on yields of loans and investments have been sticky at best while the cost of funds have progressed steadily upward,” stated Matthew P. Forrester, president of River Valley Bancorp. “While we are eager to see a positive yield curve, we are not willing to abandon prudent asset/liability planning or apply gimmickry for short term profit. Our growth, coupled with a predominance of adjustable rate portfolio based lending, and historically low delinquency rates, will pay rewards in the intermediate and long terms. And while there are no magical fixes for the national interest rate environment, we are strategically positioned to reap those future benefits.”

The last reported trade of “RIVR” stock on this date was at $18.50.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 9-30-2006	9 Months Ended 9-30-2006	9 Months Ended 9-30-2005
Assets		$333,520	$314,502
Net Loans, (Including loans held for sale)		238,166	232,383
ALL		2,296	2,333
Deposits		216,808	189,277
Shareholders’ Equity		23,757	23,122
Total Interest Income	$4,707	13,901	11,903
Total Non Interest Income	627	1,825	1,887
Interest Expense	2,833	8,055	5,806
Non Interest Expense	1,790	5,481	5,137
Provision Loan Losses	48	216	216
Taxes	190	594	910
Net Income	473	1,380	1,721

ROAA	0.57%	0.56%	0.75%
ROAE	8.00	7.88	10.03
Earnings per Basic Share	$0.29	$0.86	$1.09
Diluted Earnings per Share	0.29	0.84	1.05

Contact: Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949